Articles of Amendment

filed pursuant toss.7-90.301, et seq. and ss.7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:                                      20111141797
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 1. Entity name:                           South Uintah Gas Properties, Inc.
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In addition to the authorized Common shares, One Hundred Million  (100,000,000), the corporation shall have authority to issue 25,000,000 shares of Preferred Stock, $0001 par value, in such Series or Classes and with such Rights and Privileges as the Board may hereafter determine in its discretion.